Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cabela’s Incorporated on Form S-8 of our reports dated March 23, 2004, (May 25, 2004 as to Note 20, June 3, 2004 as to Note 21 and June 18, 2004 as to Note 22) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated statement of cash flows) appearing in the Prospectus, which is a part of the Registration Statement No. 333-113835.

DELOITTE & TOUCHE LLP

Omaha, Nebraska

June 25, 2004